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                                                                      EXHIBIT 99

MICROSOFT AND CITRIX SIGN TECHNOLOGY CROSS-LICENSING AND DEVELOPMENT AGREEMENT


REDMOND, Wash., May 12 /PRNewswire/ -- Microsoft Corp. (Nasdaq: MSFT) today announced a joint development agreement with Citrix Systems Inc. (Nasdaq: CTXS) to provide Windows(R)-based terminal support for the Microsoft(R) Windows NT(R) Server network operating system. Under the agreement, Microsoft will license Citrix multiuser technology and the companies will cooperate on the development of advanced multiuser capabilities for both Windows NT Server 4.0 generation servers and Windows NT Server 5.0 generation servers. These advanced multiuser capabilities allow applications to be executed from the server and support the concept of "Windows-based terminals."

A Windows-based terminal is a true "thin client" that launches and runs Windows NT-based applications from the server. These Windows-based terminals can be used by task-based workers who only need a limited-function device on their desktop. The Windows-based terminal is 100 percent Windows-compatible across a full range of solutions. This means customers will be able to deploy a combination of Windows-based terminals, NetPCs and PCs, depending upon user requirements, and will know that their applications will run across all types of Windows-based systems. The Windows-based terminal completes the broad range of Windows family solutions, from handheld PCs running Windows CE to NetPCs to PCs to high-end Windows NT Workstation-based systems.

"Customers have told us that reducing total cost of ownership is a critical issue," said Paul Maritz, group vice president of platform and applications at Microsoft. "We are evolving the Windows platform with key hardware and software initiatives to aggressively address this fundamental issue for our customers."

With Microsoft's Zero Administration for Windows initiative, businesses can reduce the cost of managing users, software and hardware. In addition, Microsoft is addressing the fundamental cost of computing hardware by endorsing two new corporate Windows-based devices, the NetPC and the Windows-based terminal. The NetPC is a redefined personal computer providing all of the power of a normal PC while providing hardware-related management features, such as a sealed case, to reduce end-user support costs. The Windows-based terminal will round out the Windows product family, providing the "thinnest" and most manageable of the Windows-based clients and will provide the lowest cost of ownership. The Zero Administration initiative improvements will apply to all PC devices, not just these two new members of the hardware family.

Microsoft and Citrix will cooperate on the development of base multiuser capabilities. These base capabilities will be marketed by Microsoft as part of its Windows NT Server 4.0 and 5.0 generations of server products. Citrix and Microsoft will each develop and market additional components, built upon these base services, to support their ICA and T.Share protocols, respectively. These protocols are used to remotely display the user interface of applications running on the server on the client device. Microsoft will support the T.Share protocol, which is currently used in products such as NetMeeting(TM) conferencing software, for support of clients
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running Windows-family operating systems such as Windows CE. ICA is the protocol that has been developed by Citrix, and will be the preferred protocol for heterogeneous devices and clients. The Citrix environment will include full support for features and functions currently supported by its existing WinFrame servers, and Citrix will continue to provide support to its customer base.

Citrix is a leader in multiuser Windows-based application server software with an installed base of more than 500,000 concurrent user connections to its WinFrame servers. WinFrame is a proven solution for thousands of organizations across a broad range of industries worldwide.

"This is the next logical step in the close relationship we've enjoyed with Microsoft since Citrix was founded over eight years ago," said Edward Iacobucci, Citrix chairman and chief technical officer. "This joint development agreement will result in a Windows NT Server platform on which we can continue to address growing customer demand for innovative thin client solutions through our Independent Computing Architecture."

Microsoft also announced today an agreement with Prologue Software to license its multiuser technology and for Prologue to cooperate in the development and deployment of multiuser capabilities for Windows NT Server. Prologue engineers will cooperate to further enhance these efforts. Prologue Software, a leading supplier of multiuser operating systems in Europe, has more than 20 years experience in multiuser operating systems and more than four years experience developing terminal support for Windows NT Server.

"Prologue Software looks forward to helping Microsoft produce a great product and assisting its customers in the deployment of Windows-based terminals," said Georges Seban, chairman of the board and president at Prologue Software. "Prologue Software plans to provide Windows NT-based multiuser administration tools along with consulting and training services for Windows NT Server multiuser solutions."

Citrix's Windows NT Server-based WinFrame enterprise software will continue to be available for customers deploying solutions today and Citrix will offer a smooth migration to the future Windows NT Server-based multiuser solutions.
More details on the product availability and beta test time line will be announced in the future. Information for Windows NT Server can be found at http://www.microsoft.com/ntserver.
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Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

Founded in 1989, Citrix Systems Inc. is a leader in multiuser application server software, developed under license and strategic agreement with Microsoft. The company's flagship WinFrame product line is marketed through a worldwide business alliance of value-added resellers, system integrators, OEM licensees and industry partners. Citrix is based in Fort Lauderdale, Fla., and is traded on the Nasdaq stock exchange under the symbol CTXS.
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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding management's plans and objectives for future operations, product plans and performance, management's assessment of market factors, as well as statements regarding the strategy and plans of the Company and its strategic partners, constitute forward-looking statements which involve risks and uncertainties, including, without limitation, risks associated with the Company's reliance upon its strategic relationships with Microsoft and other strategic partners, dependence upon broad-based acceptance of the Company's ICA protocol, management of growth, the possibility of undetected software errors, and dependence on proprietary technology, as well as risks of downturns in economic conditions generally, and in the software industry specifically, risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Microsoft, Windows, Windows NT and NetMeeting are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

Other product and company names herein may be trademarks of their respective owners.

Copyright 1997, PR Newswire